Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Reports Second Quarter 2017 Results

SAN JOSE, Calif., Aug. 1, 2017 - SunPower Corp. (NASDAQ:SPWR) today announced financial results for its second quarter ended July 2, 2017.

($ Millions, except percentages and per-share data)	2nd Quarter 2017	1st Quarter 2017	2nd Quarter 2016
GAAP revenue	$337.4	$399.1	$420.5
GAAP gross margin	4.5%	(7.8)%	9.8%
GAAP net loss	$(93.8)	$(134.5)	$(70.0)
GAAP net loss per diluted share	$(0.67)	$(0.97)	$(0.51)
Non-GAAP revenue[1]	$341.5	$429.5	$401.8
Non-GAAP gross margin[1,2]	12.2%	6.5%	17.0%
Non-GAAP net loss[1,2]	$(49.3)	$(50.4)	$(14.2)
Non-GAAP net loss per diluted share[1,2]	$(0.35)	$(0.36)	$(0.10)
Adjusted EBITDA[1,2]	$13.5	$8.6	$45.8
Operating cash flow	$(161.8)	$(126.9)	$(300.1)
1Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below.
2Excludes polysilicon costs related to its above market polysilicon contracts.

“Our strong execution enabled us to meet our financial goals for the quarter despite the continued challenging industry conditions,” said Tom Werner, SunPower president and CEO. “Our distributed generation business remains a key driver of our performance as demand for our complete solution products in both our residential and commercial segments remains robust. In power plant, we expect to deliver more than 500 MW of projects in the second half of this year. We are also seeing growing traction in our global SunPower® Solutions business as we booked or contracted more than 250 megawatts (MW) of agreements in the quarter. Operationally, we achieved our cost reduction targets for the quarter. Fab utilization is at 100 percent and we expect to remain fully utilized for the balance of the year. We also continued the successful ramp of our P-Series product in Mexico while starting initial P-Series production at our recently announced Chinese joint venture facility. Finally, we are benefitting from our investments in our next generation cell and module technology as we recently produced our first panels utilizing this technology on our new, leading-edge manufacturing line at our Silicon Valley research facility.

“Strategically, we continue to believe that our restructuring program will enable us to successfully navigate the current market transition while positioning us for improved financial performance. In the near-term, our focus remains on maximizing cash flow through project sales, lower operating expenses, and the potential monetization of non-core assets. In relation to 8point3 Energy Partners, our strategic review process is continuing, but we have received significant initial interest in the acquisition of our general partnership stake or in the sale of the entire partnership. Thus, we have made the decision not to actively seek a replacement partner for First Solar and to focus our efforts on the monetization of our ownership stake in the partnership. In the event we complete a sale of our ownership stake in 8point3, we believe the proceeds will provide us with additional resources to deleverage our balance sheet and retire our 2018 convertible bonds to minimize shareholder dilution and continue to execute on our restructuring plan. Additionally, depending on market conditions, we may have the opportunity to refinance our 2018 convertible bonds as well. We have also recently offered our Boulder Solar 1 project to 8point3 and potentially will offer other Right of First Offer (ROFO) projects to the partnership as well. In the event the partnership waives its rights to acquire these projects, we would sell them to third parties. In either case, we expect the sale of these ROFO projects to generate additional cash proceeds to fund our growth initiatives.

“Looking forward, we will continue to invest in innovative technologies and allocate resources to those areas that offer significant growth opportunities including our next generation cell and module technology, our complete solution product suite, energy storage, digital platforms and Smart Energy strategy, as we believe these initiatives will best position the company for long-term success. Also, our more focused approach to our power plant development activities will allow us to further invest in our leadership position in our distributed generation segments while building continuing momentum in our SunPower Solutions business. We expect these initiatives will improve our competitive position, strengthen our balance sheet and enable us to return to long-term sustained profitability.” concluded Werner.

“Our second quarter results reflect our ability to execute on our diversified model in a challenging industry environment while benefitting from our corporate restructuring initiatives,” said Chuck Boynton, SunPower chief financial officer. “In the near term, we continue to remain focused on prudently managing our working capital and strengthening our balance sheet. With our decision to monetize our ownership of 8point3 and expected additional non-core asset sales, we anticipate having the resources to retire our 2018 convertible bond while continuing to invest in our strategic initiatives. Given our restructuring, flexible business model and demonstrated continued support from Total, we believe we are well positioned for the future.”

Second quarter fiscal 2017 non-GAAP results include net adjustments that, in the aggregate, decreased (increased) non-GAAP net loss by $44.5 million, including $2.5 million related to 8point3 Energy Partners, $2.4 million related to utility and power plant projects, $8.6 million related to stock-based compensation expense, $4.2 million related to amortization of intangible assets, $5.0 million related to restructuring expense, $21.8 million related to cost of above-market polysilicon, $(0.4) million related to other adjustments, and $0.4 million related to tax effect.

Financial Outlook
The company is updating its fiscal year 2017 revenue and gigawatt (GW) deployed guidance. The company now expects revenue of $1.9 billion to $2.1 billion on a GAAP basis and $2.1 billion to $2.3 billion on a non-GAAP basis with GW deployed in the range of 1.3 GW to 1.45 GW. This change is due to project schedule adjustments in Mexico to allow for improved project economics. Additionally, the company now expects lower than forecasted GAAP restructuring charges which will be in the range of $20 million to $60 million for the year. The balance of the company’s previously disclosed fiscal year 2017 guidance remains unchanged: non-GAAP operational expenses of less than $350 million and capital expenditures of approximately $120 million. Additionally, the company continues to expect to generate positive operating cash flow through the end of fiscal year 2017 and exit the year with approximately $300 million in cash excluding any proceeds from the potential divestiture of non-core assets. The company is also forecasting positive Adjusted EBITDA for the full year 2017 and continues to believe that cash flow and liquidity remain the key evaluation metrics for investors in the near term.

The company’s third quarter fiscal 2017 GAAP guidance is as follows: revenue of $300 million to $350 million, gross margin of negative 3 percent to negative 1 percent and net loss of $120 million to $100 million. Third quarter 2017 GAAP guidance includes the impact of the company’s HoldCo asset strategy and revenue and timing deferrals due to real estate accounting as well as the impact of charges related to the company’s restructuring initiatives. On a non-GAAP basis, the company expects revenue of $320 million to $370 million, gross margin of 5 percent to 7 percent, Adjusted EBITDA of breakeven to $20 million and megawatts deployed in the range of 405 MW to 435 MW.

The company expects to deliver more than 500 MW of power plant projects in the second half of the year with a significant majority to be recognized in the fourth quarter of 2017.

The company will host a conference call for investors this afternoon to discuss its second quarter 2017 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its first quarter 2017 performance on the Events and Presentations section of

SunPower’s Investor Relations page at http://investors.sunpower.com/events.cfm. The capacity of power plants in this release is described in approximate megawatts on a direct current (dc) basis unless otherwise noted.

About SunPower
With more than 30 years of proven experience, SunPower is a global leader in solar innovation and sustainability. Our unique approach emphasizes the seamless integration of advanced SunPower technologies, delivering The Power of One® complete solar solutions and lasting customer value. SunPower provides outstanding service and impressive electricity cost savings for residential, commercial and power plant customers. At SunPower, we are passionately committed to changing the way our world is powered. And as we continue shaping the future of Smart Energy, we are guided by our legacy of innovation, optimism, perseverance and integrity. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North America and South America. Since 2011, we’ve been majority-owned by Total, the fourth largest publicly-listed energy company in the world. For more information, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) anticipated project timelines; (b) expected fab utilization; (c) our expectations for the timing, success, and financial impact of our restructuring plan and associated initiatives, including plans to sell projects and monetize certain non-core assets, and the impact of these initiatives on our financial performance, cash flow, and operating expenses; (c) the outcome of our ongoing strategic review of options for 8point3, our ability to complete a sale of our ownership stake in 8point3, and our plans for the proceeds of such a sale; (d) our ability to complete planned project sales, deleverage our balance sheet, retire our 2018 convertible bonds, strengthen our balance sheet, and generate additional cash proceeds to fund our planned growth initiatives; (e) our plans to invest in technologies and strategic initiatives and allocate resources; (f) our positioning for future success, long-term competitiveness, and our ability to return to sustained profitability; (g) our expectations regarding future support from Total; (h) our expectations for the solar industry and the markets we serve, including market conditions, recovery, and long-term prospects for improvement; (i) full year fiscal 2017 guidance, including GAAP and non-GAAP revenue, gigawatts deployed, operational expenditures, capital expenditures, restructuring charges, cash flow and ending cash, and Adjusted EBITDA; and (j) our third quarter fiscal 2017 guidance, including GAAP revenue, gross margin, and net loss, as well as non-GAAP revenue, gross margin, Adjusted EBITDA, cash flow, and MW deployed. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; (2) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (3) regulatory changes and the availability of economic incentives promoting use of solar energy; (4) challenges inherent in constructing certain of our large projects; (5) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (6) fluctuations in our operating results; (7) appropriately sizing our manufacturing capacity and containing manufacturing difficulties that could arise; (8) challenges managing our joint ventures and partnerships; (9) challenges executing on our HoldCo and YieldCo strategies, including the risk that 8point3 Energy Partners may be unsuccessful, or that we may not be able to successfully monetize our interest in 8point3 Energy Partners; (10) fluctuations or declines in the performance of our solar panels and other products and solutions; and (11) our ability to identify and successfully implement concrete actions to meet our cost reduction targets, reduce capital expenditures, and implement our restructuring plan and associated initiatives, including plans to sell projects, monetize assets, streamline our business and focus investment and resources.  A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”  Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com.  All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2017 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, EQUINOX and HELIX are trademarks or registered trademarks of SunPower Corporation in the U.S. and other countries as well.

SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Jul. 2, 2017	Jan. 1, 2017
Assets
Current assets:
Cash and cash equivalents	$327,281	$425,309
Restricted cash and cash equivalents, current portion	20,313	33,657
Accounts receivable, net	195,871	219,638
Costs and estimated earnings in excess of billings	19,623	32,780
Inventories	444,990	401,707
Advances to suppliers, current portion	106,820	111,479
Project assets - plants and land, current portion	373,751	374,459
Prepaid expenses and other current assets	175,005	315,670
Total current assets	1,663,654	1,914,699

Restricted cash and cash equivalents, net of current portion	53,429	55,246
Restricted long-term marketable securities	4,860	4,971
Property, plant and equipment, net	1,049,856	1,027,066
Solar power systems leased and to be leased, net	677,515	621,267
Project assets - plants and land, net of current portion	40,771	33,571
Advances to suppliers, net of current portion	145,154	173,277
Long-term financing receivables, net	569,848	507,333
Goodwill and other intangible assets, net	36,713	44,218
Other long-term assets	114,920	185,519
Total assets	$4,356,720	$4,567,167

Liabilities and Equity
Current liabilities:
Accounts payable	$425,909	$540,295
Accrued liabilities	243,254	391,226
Billings in excess of costs and estimated earnings	11,707	77,140
Short-term debt	127,565	71,376
Convertible debt, current portion	299,235	—
Customer advances, current portion	41,261	10,138
Total current liabilities	1,148,931	1,090,175

Long-term debt	550,973	451,243
Convertible debt	815,503	1,113,478
Customer advances, net of current portion	74,331	298
Other long-term liabilities	785,549	721,032
Total liabilities	3,375,287	3,376,226

Redeemable noncontrolling interests in subsidiaries	114,045	103,621

Equity:
Preferred stock	—	—
Common stock	139	139
Additional paid-in capital	2,426,134	2,410,395
Accumulated deficit	(1,492,264)	(1,218,681)
Accumulated other comprehensive loss	(6,635)	(7,238)
Treasury stock, at cost	(180,998)	(176,783)
Total stockholders' equity	746,376	1,007,832
Noncontrolling interests in subsidiaries	121,012	79,488
Total equity	867,388	1,087,320
Total liabilities and equity	$4,356,720	$4,567,167

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 2, 2017	Apr. 2, 2017	Jul. 3, 2016	Jul. 2, 2017	Jul. 3, 2016
Revenue:
Residential	$157,125	$136,031	$177,715	$293,156	$329,522
Commercial	100,105	108,263	97,846	208,368	150,087
Power Plant	80,216	154,782	144,891	234,998	325,718
Total revenue	337,446	399,076	420,452	736,522	805,327
Cost of revenue:
Residential	130,987	120,757	138,959	251,744	257,119
Commercial	97,530	110,629	89,523	208,159	134,749
Power Plant	93,694	198,622	150,676	292,316	320,628
Total cost of revenue	322,211	430,008	379,158	752,219	712,496
Gross margin	15,235	(30,932)	41,294	(15,697)	92,831
Operating expenses:
Research and development	19,754	20,515	31,411	40,269	64,117
Selling, general and administrative	68,703	67,403	84,683	136,106	182,474
Restructuring charges	4,969	9,790	117	14,759	213
Total operating expenses	93,426	97,708	116,211	191,134	246,804
Operating loss	(78,191)	(128,640)	(74,917)	(206,831)	(153,973)
Other income (expense), net:
Interest income	387	938	806	1,325	1,503
Interest expense	(22,370)	(20,769)	(13,950)	(43,139)	(26,831)
Other, net	(15,744)	(2,190)	(5,822)	(17,934)	(12,054)
Other expense, net	(37,727)	(22,021)	(18,966)	(59,748)	(37,382)
Loss before income taxes and equity in earnings of unconsolidated investees	(115,918)	(150,661)	(93,883)	(266,579)	(191,355)
Provision for income taxes	(2,353)	(2,031)	(6,648)	(4,384)	(9,829)
Equity in earnings of unconsolidated investees	5,449	1,052	8,350	6,501	7,586
Net loss	(112,822)	(151,640)	(92,181)	(264,462)	(193,598)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	19,062	17,161	22,189	36,223	38,197
Net loss attributable to stockholders	$(93,760)	$(134,479)	$(69,992)	$(228,239)	$(155,401)

Net loss per share attributable to stockholders:
- Basic	$(0.67)	$(0.97)	$(0.51)	$(1.64)	$(1.13)
- Diluted	$(0.67)	$(0.97)	$(0.51)	$(1.64)	$(1.13)
Weighted-average shares:
- Basic	139,448	138,902	138,084	139,175	137,644
- Diluted	139,448	138,902	138,084	139,175	137,644

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 2, 2017	Apr. 2, 2017	Jul. 3, 2016	Jul. 2, 2017	Jul. 3, 2016

Cash flows from operating activities:
Net loss	$(112,822)	$(151,640)	$(92,181)	$(264,462)	$(193,598)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	45,269	42,084	40,898	87,353	83,015
Stock-based compensation	8,606	7,375	16,475	15,981	32,995
Non-cash interest expense	4,777	2,958	309	7,735	655
Impairment of equity method investment	8,607	—	—	8,607	—
Dividend from 8point3 Energy Partners LP	7,409	7,192	—	14,601	—
Equity in loss of unconsolidated investees	(5,449)	(1,052)	(8,350)	(6,501)	(7,586)
Deferred income taxes	1,058	227	1,701	1,285	939
Other, net	(617)	4,777	909	4,160	1,799
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(27,224)	51,669	(35,856)	24,445	(23,295)
Costs and estimated earnings in excess of billings	1,859	11,298	23,826	13,157	6,301
Inventories	(29,772)	(40,004)	(96,799)	(69,776)	(115,047)
Project assets	(97,022)	37,192	(254,007)	(59,830)	(433,383)
Prepaid expenses and other assets	53,852	85,251	94,060	139,103	48,619
Long-term financing receivables, net	(31,872)	(30,643)	(51,108)	(62,515)	(95,119)
Advances to suppliers	19,081	13,701	28,656	32,782	40,569
Accounts payable and other accrued liabilities	(16,422)	(198,119)	82,051	(214,541)	12,077
Billings in excess of costs and estimated earnings	(4,411)	(61,022)	(49,915)	(65,433)	(23,049)
Customer advances	13,294	91,863	(760)	105,157	(5,884)
Net cash used in operating activities	(161,799)	(126,893)	(300,091)	(288,692)	(669,992)
Cash flows from investing activities:
Purchases of property, plant and equipment	(17,246)	(27,877)	(46,281)	(45,123)	(93,325)
Cash paid for solar power systems, leased and to be leased	(22,811)	(18,217)	(22,918)	(41,028)	(46,156)

Cash paid for solar power systems	(3,407)	(4,605)	(2,282)	(8,012)	(2,282)
Payments to 8point3 Energy Partners LP attributable to real estate projects and residential lease portfolio	—	—	130	—	(9,838)
Dividend from equity method investees	1,421	—	—	1,421	—
Cash paid for investments in unconsolidated investees	(1,461)	(10,142)	(557)	(11,603)	(10,309)
Net cash used in investing activities	(43,504)	(60,841)	(71,908)	(104,345)	(161,910)
Cash flows from financing activities:
Proceeds from bank loans and other debt	90,637	110,763	—	201,400	—
Repayment of bank loans and other debt	(99,913)	(129,027)	(162)	(228,940)	(7,887)
Proceeds from issuance of non-recourse residential financing, net of issuance costs	10,062	20,580	24,889	30,642	53,228
Repayment of non-recourse residential financing	(1,726)	(1,298)	(1,101)	(3,024)	(2,166)
Contributions from noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	47,595	49,030	33,083	96,625	57,165
Distributions to noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	(4,691)	(3,763)	(1,596)	(8,454)	(6,905)
Proceeds from issuance of non-recourse power plant and commercial financing, net of issuance costs	104,843	121,818	354,052	226,661	433,492
Repayment of non-recourse power plant and commercial financing	(3,057)	(28,964)	(51)	(32,021)	(37,352)
Purchases of stock for tax withholding obligations on vested restricted stock	(153)	(4,062)	(795)	(4,215)	(19,671)
Net cash provided by financing activities	143,597	135,077	408,319	278,674	469,904
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	386	788	(467)	1,174	307
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(61,320)	(51,869)	35,853	(113,189)	(361,691)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	462,343	514,212	623,220	514,212	1,020,764

Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$401,023	$462,343	$659,073	$401,023	$659,073

Non-cash transactions:
Assignment of residential lease receivables to third parties	$7	$18	$1,379	$25	$2,476
Costs of solar power systems, leased and to be leased, sourced from existing inventory	$14,078	$13,389	$14,806	$27,467	$29,891
Costs of solar power systems, leased and to be leased, funded by liabilities	$7,016	$3,169	$6,282	$7,016	$6,282
Costs of solar power systems under sale-leaseback financing arrangements sourced from project assets	$2,702	$52,917	$7,375	$55,619	$7,375
Property, plant and equipment acquisitions funded by liabilities	$40,669	$44,966	$73,247	$40,669	$73,247
Net reclassification of cash proceeds offset by project assets in connection with the deconsolidation of assets sold to the 8point3 Group	$1,858	$2,615	$—	$4,473	$8,726
Exchange of receivables for an investment in an unconsolidated investee	$—	$—	$2,890	$—	$2,890

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures, as described below. The specific non-GAAP measures listed below are: revenue; gross margin; net income (loss); net income (loss) per diluted share; and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Management believes that each of these non-GAAP measures is useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provides investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analyses. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to 8point3, utility and power plant projects, the sale of operating lease assets, and sale-leaseback transactions, each as described below. In addition to those same adjustments, Non-GAAP gross margin includes adjustments relating to stock-based compensation, amortization of intangible assets, non-cash interest expense, arbitration ruling, cost of above-market polysilicon, and other items, each as described below. In addition to those same adjustments, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are adjusted for adjustments relating to restructuring expense, IPO-related costs, and the tax effect of these non-GAAP adjustments as described below. In addition to the same adjustments as non-GAAP net income (loss), Adjusted EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for (benefit from) income taxes, and depreciation.

Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)

The company’s non-GAAP results include adjustments to recognize revenue and profit under IFRS that are consistent with the adjustments made in connection with the company’s reporting process as part of its status as a consolidated subsidiary of Total S.A., a foreign public registrant which reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s revenue and profit generation performance, and assists in aligning the perspectives of our management and noncontrolling shareholders with those of Total S.A., our controlling shareholder.

•
8point3. In 2015, 8point3 Energy Partners LP ("8point3 Energy Partners"), a joint YieldCo vehicle, was formed by the company and First Solar, Inc. ("First Solar" and, together with the company, the "Sponsors") to own, operate and acquire solar energy generation assets. Class A shares of 8point3 Energy Partners are now listed on the NASDAQ Global Select Market under the trading symbol “CAFD.” Immediately after the IPO, the company contributed a portfolio of 170 MW of its solar generation assets (the “SPWR Projects”) to 8point3 Operating Company, LLC ("OpCo"), 8point3 Energy Partners' primary operating subsidiary. In exchange for the SPWR Projects, the company received cash proceeds as well as equity interests in several 8point3 Energy Partners affiliated entities: primarily common and subordinated units representing a 40.7% stake in OpCo and a 50.0% economic and management stake in 8point3 Holding Company, LLC (“Holdings”), the parent company of the general partner of 8point3 Energy Partners and the owner of incentive distribution rights in OpCo. Holdings, OpCo, 8point3 Energy Partners and their respective subsidiaries are referred to herein as the “8point3 Group” or “8point3.”

The company includes adjustments related to the sales of projects contributed to 8point3 based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion is deferred in proportion to the company’s retained equity stake in 8point3. The deferred profit is subsequently recognized over time. With certain exceptions such as for projects already in operation, the company’s revenue is equal to the fair market value of the consideration received, and cost of goods sold is equal to the net carrying value plus a partial deferral of profit proportionate with the retained equity stake. Under GAAP, these sales are recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no, partial, or full profit recognition. IFRS profit, less deferrals associated with retained equity, is recognized for sales related to the residential lease portfolio. Revenue recognition for other projects sold to 8point3 is deferred until these projects reach commercial operations. Equity in earnings of unconsolidated investees also includes the impact of the company’s share of 8point3’s earnings related to sales of projects receiving sales recognition under IFRS but not GAAP.

•
Utility and power plant projects. The company includes adjustments related to the revenue recognition of certain utility and power plant projects based on percentage-of-completion accounting and, when relevant, the allocation of revenue and margin to the company’s project development efforts at the time of initial project sale. Under GAAP, such projects are accounted for under real estate accounting guidance, under which no separate allocation to the company’s project development efforts occurs and the amount of revenue and margin that is recognized may be limited in circumstances where the company has certain forms of continuing involvement in the project. Over the life of each project, cumulative revenue and gross margin will eventually be equivalent under both GAAP and IFRS; however, revenue and gross margin will generally be recognized earlier under IFRS. Within each project, the relationship between the adjustments to revenue and gross margins is generally consistent. However, as the company may have multiple utility and power plant projects in differing stages of progress at any given time, the relationship in the aggregate will occasionally appear otherwise.

•
Sale of operating lease assets. The company includes adjustments related to the revenue recognition on the sale of certain solar assets subject to an operating lease (or of solar assets that are leased by or intended to be leased by the third-party purchaser to another party) based on the net proceeds received from the purchaser. Under GAAP, these sales are accounted for as borrowing transactions in accordance with lease accounting guidance. Under such guidance, revenue and profit recognition is based on rental payments made by the end lessee, and the net proceeds from the purchaser are recorded as a non-recourse borrowing liability, with imputed interest expense recorded on the liability. This treatment continues until the company has transferred the substantial risks of ownership, as defined by lease accounting guidance, to the purchaser, at which point the sale is recognized.

•
Sale-leaseback transactions. The company includes adjustments related to the revenue recognition on certain sale-leaseback transactions based on the net proceeds received from the buyer-lessor. Under GAAP, these transactions are accounted for under the financing method in accordance with real estate accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to the company’s incremental borrowing rate adjusted solely to prevent negative amortization.

Other Non-GAAP Adjustments

•
Stock-based compensation. Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Amortization of intangible assets. The company incurs amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. Management believes that it is appropriate to exclude these amortization charges from the company’s non-GAAP financial measures as they arise from prior acquisitions, are not reflective of ongoing operating results, and do not contribute to a meaningful evaluation of a company’s past operating performance.

•
Non-cash interest expense. The company incurs non-cash interest expense related to the amortization of items such as original issuance discounts on its debt. The company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without non-cash interest expense.

•
Restructuring expense. The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from the company's non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

•
Arbitration ruling. On January 28, 2015, an arbitral tribunal of the International Court of Arbitration of the International Chamber of Commerce declared a binding partial award in the matter of an arbitration between First Philippine Electric Corporation (“FPEC”) and First Philippine Solar Corporation (“FPSC”) against SunPower Philippines Manufacturing, Ltd. (“SPML”), the Company’s wholly-owned subsidiary. The tribunal found SPML in breach of its obligations under its supply agreement with FPSC, and in breach of its joint venture agreement with FPEC. The second partial and final awards dated July 14, 2015 and September 30, 2015, respectively, reduced the estimated amounts to be paid to FPEC, and on July 22, 2016, SPML entered into a settlement with FPEC and FPSC and paid a total of $50.5 million in settlement of all claims between the parties. As a result, the Company recorded its best estimate of probable loss related to this case at the time of the initial ruling and updated the estimate as circumstances warranted. As this loss is nonrecurring in nature, excluding this data provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

•
IPO-related costs. Costs incurred related to the IPO of 8point3 included legal, accounting, advisory, valuation, and other expenses, as well as modifications to or terminations of certain existing financing structures in preparation for the sale to 8point3. As these costs are non-recurring in nature, excluding this data provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

•
Cost of above-market polysilicon. The Company has entered in previous years into multiple long-term, fixed-price supply agreements to purchase polysilicon for periods of up to 10 years. The prices in these supply agreements, which incorporate a cash portion and a non-cash portion attributable to the amortization of prepayments made under the agreements, significantly exceed market prices. Additionally, in order to reduce inventory and improve working capital, the Company has periodically elected to sell polysilicon inventory in the marketplace at prices below the Company’s purchase price, thereby incurring a loss. Management believes that it is appropriate to exclude the impact of its above-market cost of polysilicon, including the effect of above-market polysilicon on product costs, losses incurred on sales of polysilicon to third parties, and inventory reserves and project asset impairments from the company's non-GAAP financial measures as they are not reflective of ongoing operating results and does not contribute to a meaningful evaluation of a company's past operating performance.

•
Other. The company combines amounts previously disclosed under separate captions into “Other” when amounts do not have a significant impact on the presented fiscal periods. Management believes that these adjustments provide investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

•
Tax effect. This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

•	Adjusted EBITDA adjustments. When calculating Adjusted EBITDA, in addition to adjustments described above, the company excludes the impact during the period of the following items:

•	Cash interest expense, net of interest income

•	Provision for (benefit from) income taxes

•	Depreciation

Management presents this non-GAAP financial measure to enable investors to evaluate the company's performance, including compared with the performance of other companies.

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

Adjustments to Revenue:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 2, 2017	Apr. 2, 2017	Jul. 3, 2016	Jul. 2, 2017	Jul. 3, 2016
GAAP revenue	$337,446	$399,076	$420,452	$736,522	$805,327
Adjustments based on IFRS:
8point3	(223)	713	(1,400)	490	(16,574)
Utility and power plant projects	335	(23,780)	(40,085)	(23,445)	13,453
Sale of operating lease assets	—	—	10,183	—	20,586
Sale-leaseback transactions	3,927	53,478	12,646	57,405	12,646
Non-GAAP revenue	$341,485	$429,487	$401,796	$770,972	$835,438

Adjustments to Gross margin:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 2, 2017	Apr. 2, 2017	Jul. 3, 2016	Jul. 2, 2017	Jul. 3, 2016
GAAP gross margin	$15,235	$(30,932)	$41,294	$(15,697)	$92,831
Adjustments based on IFRS:
8point3	870	1,189	(210)	2,059	(4,852)
Utility and power plant projects	2,378	27,174	4,128	29,552	7,685
Sale of operating lease assets	—	—	2,966	—	6,078
Sale-leaseback transactions	(2,270)	(3,144)	2,988	(5,414)	2,988
Other adjustments:
Stock-based compensation expense	1,052	1,184	5,464	2,236	9,589
Amortization of intangible assets	2,567	2,567	1,530	5,134	2,544
Non-cash interest expense	10	10	284	20	603
Cost of above-market polysilicon	21,826	29,815	15,901	51,641	28,615
Arbitration ruling	—	—	(5,852)	—	(5,852)
Non-GAAP gross margin	$41,668	$27,863	$68,493	$69,531	$140,229

GAAP gross margin (%)	4.5%	(7.8)%	9.8%	(2.1)%	11.5%
Non-GAAP gross margin (%)	12.2%	6.5%	17.0%	9.0%	16.8%

Adjustments to Net income (loss):

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 2, 2017	Apr. 2, 2017	Jul. 3, 2016	Jul. 2, 2017	Jul. 3, 2016
GAAP net loss attributable to stockholders	$(93,760)	$(134,479)	$(69,992)	$(228,239)	$(155,401)
Adjustments based on IFRS:
8point3	2,458	8,101	18,039	10,559	28,758
Utility and power plant projects	2,378	27,174	4,128	29,552	7,685
Sale of operating lease assets	—	—	2,979	—	6,099
Sale-leaseback transactions	(173)	(1,842)	2,988	(2,015)	2,988
Other adjustments:
Stock-based compensation expense	8,606	7,375	16,475	15,981	32,995
Amortization of intangible assets	4,227	3,026	3,168	7,253	11,333
Non-cash interest expense	35	35	309	70	655
Restructuring expense	4,969	9,790	117	14,759	213
Arbitration ruling	—	—	(5,852)	—	(5,852)
IPO-related costs	(196)	114	35	(82)	35
Cost of above-market polysilicon	21,826	29,815	15,901	51,641	28,615
Other	—	—	(12)	—	(11)
Tax effect	350	513	(2,454)	863	(770)
Non-GAAP net loss attributable to stockholders	$(49,280)	$(50,378)	$(14,171)	$(99,658)	$(42,658)

Adjustments to Net income (loss) per diluted share:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 2, 2017	Apr. 2, 2017	Jul. 3, 2016	Jul. 2, 2017	Jul. 3, 2016
Net income (loss) per diluted share
Numerator:
GAAP net loss available to common stockholders[1]	$(93,760)	$(134,479)	$(69,992)	$(228,239)	$(155,401)
Non-GAAP net loss available to common stockholders[1]	$(49,280)	$(50,378)	$(14,171)	$(99,658)	$(42,658)

Denominator:
GAAP weighted-average shares	139,448	138,902	138,084	139,175	137,644
Effect of dilutive securities:
Stock options	—	—	—	—	—
Restricted stock units	—	—	—	—	—
Upfront Warrants (held by Total)	—	—	—	—	—
Warrants (under the CSO2015)	—	—	—	—	—
0.75% debentures due 2018	—	—	—	—	—
Non-GAAP weighted-average shares[1]	139,448	138,902	138,084	139,175	137,644

GAAP net loss per diluted share	$(0.67)	$(0.97)	$(0.51)	$(1.64)	$(1.13)
Non-GAAP net loss per diluted share	$(0.35)	$(0.36)	$(0.10)	$(0.72)	$(0.31)

[1]
In accordance with the if-converted method, net income (loss) available to common stockholders excludes interest expense related to the 0.75%, 0.875% and 4.0% debentures if the debentures are considered converted in the calculation of net income (loss) per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net income (loss) per diluted share.

Adjusted EBITDA:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 2, 2017	Apr. 2, 2017	Jul. 3, 2016	Jul. 2, 2017	Jul. 3, 2016
GAAP net loss attributable to stockholders	$(93,760)	$(134,479)	$(69,992)	$(228,239)	$(155,401)
Adjustments based on IFRS:
8point3	2,458	8,101	18,039	10,559	28,758
Utility and power plant projects	2,378	27,174	4,128	29,552	7,685
Sale of operating lease assets	—	—	2,979	—	6,099
Sale-leaseback transactions	(173)	(1,842)	2,988	(2,015)	2,988
Other adjustments:
Stock-based compensation expense	8,606	7,375	16,475	15,981	32,995
Amortization of intangible assets	4,227	3,026	3,168	7,253	11,333
Non-cash interest expense	35	35	309	70	655
Restructuring expense	4,969	9,790	117	14,759	213
Arbitration ruling	—	—	(5,852)	—	(5,852)
IPO-related costs	(196)	114	35	(82)	35
Cost of above-market polysilicon	21,826	29,815	15,901	51,641	28,615
Other	—	—	(12)	—	(11)
Cash interest expense, net of interest income	19,886	18,529	13,144	38,415	25,328
Provision for income taxes	2,353	2,031	6,648	4,384	9,829
Depreciation	40,917	38,932	37,730	79,849	71,556
Adjusted EBITDA	$13,526	$8,601	$45,805	$22,127	$64,825

Q3 2017 and FY 2017 GUIDANCE

(in thousands except percentages)	Q3 2017	FY 2017
Revenue (GAAP)	$300,000-$350,000	$1,850,000-$2,050,000
Revenue (non-GAAP)[1]	$320,000-$370,000	$2,100,000-$2,300,000
Gross margin (GAAP)	(3)%-(1)%	N/A
Gross margin (non-GAAP)[2]	5%-7%	N/A
Net loss (GAAP)	$(120,000)-$(100,000)	N/A
Adjusted EBITDA[3]	$0-20,000	N/A

1.
Estimated non-GAAP amounts above for Q3 2017 include net adjustments that increase revenue by approximately $20 million related to sale-leaseback transactions. Estimated non-GAAP amounts above for fiscal 2017 include net adjustments that increase (decrease) revenue by approximately $(60) million related to 8point3, and $310 million related to sale-leaseback transactions.

2.
Estimated non-GAAP amounts above for Q3 2017 include net adjustments that increase gross margin by approximately $6 million related to utility and power plant projects, $3 million related to sale-leaseback transactions, $3 million related to stock-based compensation expense, $1 million related to amortization of intangible assets, and $21 million related to cost of above-market polysilicon.

3.
Estimated Adjusted EBITDA amounts above for Q3 2017 include net adjustments that decrease net loss by approximately $6 million related to utility and power plant projects, $3 million related to sale-leaseback transactions, $10 million related to stock-based compensation expense, $3 million related to amortization of intangible assets, $1 million related to non-cash interest expense, $10 million related to restructuring, $21 million related to interest expense, $2 million related to income taxes, $43 million related to depreciation, and $21 million related to cost of above-market polysilicon.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments, individual charges and credits that are included or excluded from SunPower's non-GAAP revenue, gross margin, net income (loss) and net income (loss) per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.

THREE MONTHS ENDED

	July 2, 2017
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$157,125	$100,105	$80,216	$26,138	16.6%	$2,575	2.6%	$(13,478)	(16.8)%							$(93,760)
Adjustments based on IFRS:
8point3	(1,319)	1,470	(374)	(477)		891		456		—	—	—	1,060	—	528	2,458
Utility and power plant projects	—	327	8	—		327		2,051		—	—	—	—	—	—	2,378
Sale-leaseback transactions	—	3,927	—	—		(2,225)		(45)		—	—	—	2,097	—	—	(173)
Other adjustments:
Stock-based compensation expense	—	—	—	314		293		445		1,036	6,518	—	—	—	—	8,606
Amortization of intangible assets	—	—	—	870		672		1,025		1,201	459	—	—	—	—	4,227
Non-cash interest expense	—	—	—	2		2		6		4	21	—	—	—	—	35
Restructuring expense	—	—	—	—		—		—		—	—	4,969	—	—	—	4,969
IPO-related costs	—	—	—	—		—		—		—	(196)	—	—	—	—	(196)
Cost of above-market polysilicon	—	—	—	4,731		5,000		12,095		—	—	—	—	—	—	21,826
Tax effect	—	—	—	—		—		—		—	—	—	—	350	—	350
Non-GAAP	$155,806	$105,829	$79,850	$31,578	20.3%	$7,535	7.1%	$2,555	3.2%							$(49,280)

	April 2, 2017
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$136,031	$108,263	$154,782	$15,274	11.2%	$(2,366)	(2.2)%	$(43,840)	(28.3)%							$(134,479)
Adjustments based on IFRS:
8point3	(1,337)	2,667	(617)	(503)		1,693		(1)		—	—	—	6,066	—	846	8,101
Utility and power plant projects	—	—	(23,780)	—		—		27,174		—	—	—	—	—	—	27,174
Sale-leaseback transactions	—	23,041	30,437	—		(2,665)		(479)		—	—	—	1,302	—	—	(1,842)
Other adjustments:
Stock-based compensation expense	—	—	—	210		249		725		1,528	4,663	—	—	—	—	7,375
Amortization of intangible assets	—	—	—	1,214		836		517		—	459	—	—	—	—	3,026
Non-cash interest expense	—	—	—	4		3		3		4	21	—	—	—	—	35
Restructuring expense	—	—	—	—		—		—		—	—	9,790	—	—	—	9,790
IPO-related costs	—	—	—	—		—		—		—	114	—	—	—	—	114
Cost of above-market polysilicon	—	—	—	4,351		7,132		18,332		—	—	—	—	—	—	29,815
Tax effect	—	—	—	—		—		—		—	—	—	—	513	—	513
Non-GAAP	$134,694	$133,971	$160,822	$20,550	15.3%	$4,882	3.6%	$2,431	1.5%							$(50,378)

	July 3, 2016
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$177,715	$97,846	$144,891	$38,756	21.8%	$8,323	8.5%	$(5,785)	(4.0)%							$(69,992)
Adjustments based on IFRS:
8point3	(1,287)	—	(113)	(419)		179		30		—	—	—	1,061	—	17,188	18,039
Utility and power plant projects	—	—	(40,085)	—		—		4,128		—	—	—	—	—	—	4,128
Sale of operating lease assets	10,183	—	—	2,966		—		—		—	—	—	13	—	—	2,979
Sale-leaseback transactions	—	12,646	—	—		2,988		—		—	—	—	—	—	—	2,988
Other adjustments:
Stock-based compensation expense	—	—	—	1,652		745		3,067		2,965	8,046	—	—	—	—	16,475
Amortization of intangible assets	—	—	—	576		608		346		1,187	451	—	—	—	—	3,168
Non-cash interest expense	—	—	—	63		52		169		3	22	—	—	—	—	309
Restructuring expense	—	—	—	—		—		—		—	—	117	—	—	—	117
Arbitration ruling	—	—	—	(1,345)		(922)		(3,585)		—	—	—	—	—	—	(5,852)
IPO-related costs	—	—	—	—		—		—		—	35	—	—	—	—	35
Cost of above-market polysilicon	—	—	—	3,619		2,531		9,751		—	—	—	—	—	—	15,901
Other	—	—	—	—		—		—		—	—	—	(12)	—	—	(12)
Tax effect	—	—	—	—		—		—		—	—	—	—	(2,454)	—	(2,454)
Non-GAAP	$186,611	$110,492	$104,693	$45,868	24.6%	$14,504	13.1%	$8,121	7.8%							$(14,171)

SIX MONTHS ENDED

	July 2, 2017
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$293,156	$208,368	$234,998	$41,412	14.1%	$209	0.1%	$(57,318)	(24.4)%							$(228,239)
Adjustments based on IFRS:
8point3	(2,656)	4,137	(991)	(980)		2,584		455		—	—	—	7,126	—	1,374	10,559
Utility and power plant projects	—	327	(23,772)	—		327		29,225		—	—	—	—	—	—	29,552
Sale-leaseback transactions	—	26,968	30,437	—		(4,890)		(524)		—	—	—	3,399	—	—	(2,015)
Other adjustments:
Stock-based compensation expense	—	—	—	524		542		1,170		2,564	11,181	—	—	—	—	15,981
Amortization of intangible assets	—	—	—	2,084		1,508		1,542		1,201	918	—	—	—	—	7,253
Non-cash interest expense	—	—	—	6		5		9		8	42	—	—	—	—	70
Restructuring expense	—	—	—	—		—		—		—	—	14,759	—	—	—	14,759
IPO-related costs	—	—	—	—		—		—		—	(82)	—	—	—	—	(82)
Cost of above-market polysilicon	—	—	—	9,082		12,132		30,427		—	—	—	—	—	—	51,641
Tax effect	—	—	—	—		—		—		—	—	—	—	863	—	863
Non-GAAP	$290,500	$239,800	$240,672	$52,128	17.9%	$12,417	5.2%	$4,986	2.1%							$(99,658)

	July 3, 2016
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$329,522	$150,087	$325,718	$72,403	22.0%	$15,338	10.2%	$5,090	1.6%							$(155,401)
Adjustments based on IFRS:
8point3	(2,599)	—	(13,975)	(904)		179		(4,127)		—	—	—	2,123	—	31,487	28,758
Utility and power plant projects	—	—	13,453	—		—		7,685		—	—	—	—	—	—	7,685
Sale of operating lease assets	20,586	—	—	6,078		—		—		—	—	—	21	—	—	6,099
Sale-leaseback transactions	—	12,646	—	—		2,988		—		—	—	—	—	—	—	2,988
Other adjustments:
Stock-based compensation expense	—	—	—	2,479		1,397		5,713		5,997	17,409	—	—	—	—	32,995
Amortization of intangible assets	—	—	—	987		1,234		323		3,007	5,782	—	—	—	—	11,333
Non-cash interest expense	—	—	—	134		91		378		10	42	—	—	—	—	655
Restructuring expense	—	—	—	—		—		—		—	—	213	—	—	—	213
Arbitration ruling	—	—	—	(1,345)		(922)		(3,585)		—	—	—	—	—	—	(5,852)
IPO-related costs	—	—	—	—		—		—		—	35	—	—	—	—	35
Cost of above-market polysilicon	—	—	—	7,054		4,070		17,491		—	—	—	—	—	—	28,615
Other	—	—	—	—		—		—		—	1	—	(12)	—	—	(11)
Tax effect	—	—	—	—		—		—		—	—	—	—	(770)	—	(770)
Non-GAAP	$347,509	$162,733	$325,196	$86,886	25.0%	$24,375	15.0%	$28,968	8.9%							$(42,658)